Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS FIRST-QUARTER 2008 RESULTS FOR

THE PERIOD ENDED DECEMBER 31, 2007

Digital revenue increased 41% year-over-year to $141 million or 14% of total revenue

•	Total revenue of $989 million increased 7% from $928 million in the prior-year quarter, and grew 1% on a constant-currency basis.

•	Digital revenue was $141 million, or 14% of total revenue, up 9% sequentially from $130 million in the fourth quarter of fiscal 2007 and up 41% from $100 million in the prior-year quarter.

•

Operating income decreased 45% to $44 million from $80 million in the prior-year quarter. Operating income in the first quarter includes an $18 million impairment charge related to Bulldog Entertainment, an entertainment services company purchased in May 2007, a business we have since exited.

•	Operating income before depreciation and amortization (OIBDA) fell 8% to $129 million from $140 million in the prior-year quarter.

•

Net loss of $0.11 per diluted share, which reflects the previously noted $18 million or $0.12 per share impairment charge, declined from net income of $0.12 per diluted share in the prior-year quarter.

NEW YORK, February 6, 2008—Warner Music Group Corp. (NYSE: WMG) today announced its first-quarter 2008 financial results for the period ended December 31, 2007.

“2007 was a challenging year for the recorded music industry. Operationally, the WMG team had some notable achievements this year – our highest U.S. album share in a decade, the top two labels for U.S. market share, the greatest U.S. digital album share advantage over physical album share for any major music company and more stable music publishing performance - among many others. We recognize that there remains much to be accomplished and are working towards translating these gains into enhanced value for shareholders,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO.

Michael Fleisher, Warner Music Group’s Executive Vice President and CFO, added, “As part of our regular evaluation of our capital deployment strategy, and considering our commitment to return value to shareholders, as well as the pace of change in the industry and our need for financial flexibility as we implement our ongoing transformation initiatives, the Board of Directors determined to continue the policy of paying a quarterly dividend in an amount not to exceed $80 million per year in aggregate.”

First-Quarter Results

For the first quarter 2008, revenue grew 6.6% to $989 million from $928 million in the prior-year quarter, and rose 0.7% on a constant-currency basis. This performance was tempered by a challenging Recorded Music industry environment as the shift in consumption patterns from physical sales to new forms of digital music continues. Domestic revenue increased 10.1% while international revenue grew 3.8%, but declined 6.0% on a constant-currency basis. Revenue gains in the U.S. were partially offset by constant-currency declines in the Asia Pacific and Latin American regions and to a lesser extent Europe.

Operating income for the quarter fell 45.0% to $44 million from $80 million in the prior-year quarter and operating margin declined 4.2 percentage points to 4.4%. Operating income includes the above-mentioned $18 million impairment charge. OIBDA for the quarter declined 7.9% to $129 million from $140 million in the prior-year quarter and OIBDA margin dropped 2.1 percentage points to 13.0%. The contraction in OIBDA and OIBDA margins primarily reflects the tough comparisons against last year’s highly profitable results from Japan. Other contributors to the decline were higher corporate costs associated with upgrading our IT infrastructure, including our financial reporting systems, and growth in our third-party distribution business.

Net loss was $16 million, or $0.11 per diluted share, for the quarter, including the $18 million impairment charge. Net income in the prior-year quarter was $18 million, or $0.12 per diluted share.

As of December 31, 2007, the company reported a cash balance of $160 million, total long-term debt of $2.27 billion and net debt (total long-term debt minus cash) of $2.11 billion.

For the quarter, net cash used in operating activities was $36 million, which reflects an increase in accounts receivable due to holiday sales that occurred toward the end of the reporting period. Free Cash Flow (defined as cash flow from operations less capital expenditures and cash paid for investments) amounted to negative $155 million, compared to Free Cash Flow of positive $16 million in the comparable fiscal 2007 quarter. Unlevered After-Tax Cash Flow (defined as Free Cash Flow excluding cash interest paid) was negative $104 million, compared to Unlevered After-Tax Cash Flow of positive $65 million in the comparable fiscal 2007 quarter (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow). Cash used in investing activities in the current quarter was $119 million compared to $58 million in the prior year quarter, and included the investment in Frank Sinatra Enterprises of $50 million along with additional smaller acquisitions and investments in the current quarter.

Below is the business segment discussion for the quarter.

Recorded Music

Revenue from the company’s Recorded Music business increased 6.3% from the prior-year quarter to $850 million, and was up 0.7% on a constant-currency basis. The increase in revenue reflects strength in domestic sales and declines in international sales in certain parts of Asia and Europe and in Latin America. Declines in our international physical Recorded Music business were more than offset by year-over-year revenue increases in our domestic physical Recorded Music business and our global digital Recorded Music business.

Recorded Music digital revenue of $132 million grew 41.9% over the prior-year quarter and represented 15.5% of total Recorded Music revenue. Domestic Recorded Music digital revenue amounted to $89 million or 22.3% of total domestic Recorded Music revenue. Digital sales strength was primarily driven by strength in global online downloads.

Major sellers in the quarter included titles from Josh Groban, Led Zeppelin, Michael Bublé, Kobukuro and James Blunt. Domestic Recorded Music revenue grew 10.5% from the prior-year quarter to $400 million, while international Recorded Music revenue was up 2.7% from the prior-year quarter to $450 million, but fell 6.6% on a constant-currency basis. Gains in domestic revenue were largely the result of strong holiday sales and an improved domestic release schedule as compared to the prior-year quarter. The constant-currency decline in international Recorded Music revenue in the quarter was primarily the result of declines in Japan, Latin America, France, Italy and Spain, partially offset by strength in the U.K., Germany and the rest of the Asia Pacific region. These declines stemmed in part from a weaker international release schedule in the quarter when compared to top-selling albums from Kobukuro, Ayaka, Luis Miguel, Alejandro Sanz and Laura Pausini in the prior-year quarter.

Recorded Music operating income totaled $71 million in the quarter, down 28.3% from $99 million in the prior-year quarter, resulting in an operating margin of 8.4% compared to 12.4% in the prior-year quarter. Operating income in the first quarter reflects the $18 million impairment charge. Recorded Music OIBDA declined 3.5% to $136 million for the quarter, compared to $141 million in the prior-year quarter. Recorded Music OIBDA margin dropped 1.6 percentage points to 16.0% from the prior-year quarter due to tough profitability comparisons in Japan and growth in our third-party distribution business.

Music Publishing

Music Publishing revenue in the quarter increased by 8.3% from the prior-year quarter to $144 million, and was flat on a constant-currency basis. Music Publishing revenue grew 9.0% internationally, and declined 3.0% on a constant-currency basis, while domestic revenue rose 6.8% over the prior-year quarter. Digital revenue from Music Publishing amounted to $10 million, representing 6.9% of total Music Publishing revenue for the quarter.

On a constant-currency basis, declines in mechanical revenue of 4.8% and performance revenue of 1.9% were offset by a 42.9% increase in digital revenue and flat synchronization revenue. Mechanical revenue weakness reflects the industry-wide decline in physical sales while synchronization revenue was negatively impacted by the Writers Guild of America strike.

Music Publishing operating income amounted to $4 million, up 33.3% from $3 million in the prior-year quarter, resulting in an operating margin of 2.8%. Music Publishing OIBDA increased 10.5% to $21 million for the quarter, compared to $19 million in the prior-year quarter. Music Publishing OIBDA margin of 14.6% showed a gain of 0.3 percentage points from the prior-year quarter, helped by an increase in digital sales.

Quarterly Dividend

The Board of Directors of Warner Music Group today declared a regular quarterly dividend of $0.13 per share of common stock, representing an aggregate quarterly dividend of approximately $19.4 million (based on outstanding shares of 149,522,471 as of February 5, 2008). The dividend is payable on February 29, 2008 to stockholders of record as of the close of business on February 21, 2008.

As previously announced, the Company intends to pay regular quarterly dividends on its common stock outstanding in an amount not to exceed $80 million per year. The Board will evaluate whether to pay a dividend on a quarterly basis and will base its decisions on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors the Board of Directors may deem relevant.

Financial details for the first fiscal quarter can be found in the company’s current Form 10-Q, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements, including statements regarding our intentions to pay regular quarterly dividends, because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-Q and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

Figure 1. Warner Music Group Corp. - Consolidated Statement of Operations, Three Months Ended 12/31/07 versus 12/31/06 (dollars in millions, except per share amounts)

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	% Change
	(unaudited)	(unaudited)
Revenues:	$989	$928	7%
Costs and expenses:
Cost of revenues	(545)	(508)	7%
Selling, general and administrative expenses	(331)	(290)	14%
Other income	3	—	—
Impairment of goodwill	(18)	—	—
Amortization of intangible assets	(54)	(50)	8%

Total costs and expenses	$(945)	$(848)	11%

Operating income	$44	$80	(45)%
Interest expense, net	(48)	(47)	2%
Equity in income of equity-method investees, net	1	—	—
Minority interest	(2)	—	—
Other expense, net	(1)	—	—

(Loss) income before income taxes	$(6)	$33	(118)%
Income tax expense	(10)	(15)	(33)%

Net (loss) income	$(16)	$18	(189)%

Net (loss) income per share:
Basic	$(0.11)	$0.12

Diluted	$(0.11)	$0.12

Weighted averages shares outstanding:
Basic	147.2	144.9

Diluted	147.2	151.5

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets as of 12/31/07 and 9/30/07 (dollars in millions)

	December 31, 2007	September 30, 2007	% Change
	(unaudited)	(unaudited)
Assets:
Current Assets
Cash & cash equivalents	$160	$333	(52)%
Accounts receivable, less allowances of $232 and $ 192	658	555	19%
Inventories	61	58	5%
Royalty advances (expected to be recouped w/in 1 year)	197	176	12%
Deferred tax assets	47	40	42%
Other current assets	26	33	(35)%

Total Current Assets	$1,149	$1,195	(4)%
Royalty advances (expected to be recouped after 1 year)	241	216	12%
Investments	178	146	22%
Property, plant & equipment, net	127	133	(5)%
Goodwill	1,062	1,065	—
Intangible assets subject to amortization, net	1,658	1,632	2%
Intangible assets not subject to amortization	100	100	—
Other assets	84	85	(1)%

Total Assets	$4,599	$4,572	1%

Liabilities & Shareholders’ Deficit:
Current Liabilities
Accounts payable	$219	$225	(3)%
Accrued royalties	1,289	1,226	5%
Taxes & other withholdings	30	33	(9)%
Current portion of long-term debt	17	17	—
Dividend payable	4	23	(83)%
Other current liabilities	354	358	(1)%

Total current liabilities	$1,913	$1,882	2%

Long-term debt	2,254	2,256	—
Dividends payable	—	1	(100)%
Deferred tax liabilities, net	242	244	(1)%
Other noncurrent liabilities	237	225	5%

Total Liabilities	$4,646	$4,608	1%

Common stock	—	—	—
Additional paid-in capital	582	579	1%
Accumulated deficit	(627)	(614)	2%
Accumulated other comprehensive income, net	(2)	(1)	100%

Total Shareholders’ Deficit	$(47)	$(36)	31%

Total Liabilities & Shareholders’ Deficit	$4,599	$4,572	1%

Figure 3. Warner Music Group Corp. - Summarized Statement of Cash Flows, Three Months Ended 12/31/07 versus 12/31/06 (dollars in millions)

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	% Change
	(unaudited)	(unaudited)
Net cash (used in) provided by operating activities	$(36)	$37	(197)%
Net cash used in by investing activities	(119)	(58)	105%
Net cash used in financing activities	(24)	(21)	14%
Effect of foreign currency exchange rates on cash	6	2	200%

Net decrease in cash	$(173)	$(40)	333%

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets and impairment of goodwill (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”).

Figure 4. Warner Music Group Corp. - Reconciliation of OIBDA to Net Income, Three Months Ended 12/31/07 versus 12/31/06 (dollars in millions)

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	% Change
	(unaudited)	(unaudited)
OIBDA	$129	$140	(8)%
Depreciation expense	(13)	(10)	30%
Amortization expense	(54)	(50)	8%
Impairment of goodwill	(18)	—	—

Operating income	$44	$80	(45)%
Interest expense, net	(48)	(47)	2%
Equity in income of equity-method investees, net	1	—	—
Minority interest	(2)	—	—
Other expense, net	(1)	—	—

Income (loss) before income taxes	$(6)	$33	(118)%
Income tax expense	(10)	(15)	(33)%

Net (loss) income	$(16)	$18	(189)%

OIBDA Margin	13.0%	15.1%
Operating Income Margin	4.4%	8.6%

Figure 5. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, for the Three Months ended 12/31/07 versus 12/31/06 (dollars in millions)

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	% Change
	(unaudited)	(unaudited)
Total WMG Operating Income - GAAP	$44	$80	(45)%
Depreciation and Amortization	67	60	12%
Impairment of goodwill	18	—	—

Total WMG OIBDA	$129	$140	(8)%

Recorded Music Operating Income - GAAP	$71	$99	(28)%
Depreciation and Amortization	47	42	12%
Impairment of goodwill	18	—	—

Recorded Music OIBDA	$136	$141	(4)%

Music Publishing Operating Income - GAAP	$4	$3	33%
Depreciation and Amortization	17	16	6%

Music Publishing OIBDA	$21	$19	11%

Constant Currency

As exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of results on a constant-currency basis in addition to reported results helps improve the ability to understand the company’s operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant-currency basis as one measure to evaluate our performance. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the $54 million, $44 million and $11 million favorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the quarter as compared to the prior-year quarter. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and is not a measure of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp. - Revenue by Geography, Three Months Ended 12/31/07 versus 12/31/06 As Reported and Constant Currency (dollars in millions)

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Three Months Ended December 31, 2006
	As reported	As reported	Constant $
	(unaudited)	(unaudited)	(unaudited)
Revenue by Geography:
US revenue
Recorded Music	$400	$362	$362
Music Publishing	47	44	44
International revenue
Recorded Music	450	438	482
Music Publishing	97	89	100
Intersegment eliminations	(5)	(5)	(6)

	$989	$928	$982

Revenue by Segment:
Recorded Music	$850	$800	$844
Music Publishing	144	133	144
Intersegment eliminations	(5)	(5)	(6)

Total Revenue	$989	$928	$982

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay ongoing regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. As free cash flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP - - “cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free cash flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call unlevered after-tax cash flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp. - Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three Months Ended 12/31/07 versus 12/31/06 (dollars in millions)

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006
	(unaudited)	(unaudited)
Net cash flow (used in) / provided by operating activities	( $36)	$37
Less: Capital expenditures	7	5
Less: Cash paid for investments, net, excluding short-term investments	112	16

Free Cash Flow (a)	$(155)	$16

(a) - Free Cash Flow includes cash paid for interest as follows (in millions):

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006
	(unaudited)	(unaudited)
Free Cash Flow	$(155)	$16
Plus: Cash paid for interest	51	49

Unlevered After-Tax Cash Flow	$(104)	$65

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com